Exhibit 4.4

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture (this “Supplemental Indenture”), dated as of May 11,
2017, among Skip Hop Holdings, Inc., a Delaware corporation (“Skip Hop Holdings”), Skip
Hop, Inc., a New York corporation (together with Skip Hop Holdings, the “Guaranteeing
Subsidiaries”), a subsidiary of The William Carter Company, a Massachusetts corporation (the
“Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the initial Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of August 12, 2013, providing for the issuance of an unlimited aggregate principal amount of 5.250% Senior Notes due 2021
(the “Notes”), of which $400,000,000 were initially issued on the Issue Date;

WHEREAS, pursuant to Section 9.01 of the Indenture, a Person may be joined as a
“Guarantor” under the Indenture upon execution and delivery by such Person and the Trustee of a supplemental indenture to the Indenture;

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing
Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which each of the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company’s
Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”);

WHEREAS, solely for purposes of determining withholding Taxes imposed under the
Foreign Account Tax Compliance Account (“FATCA”), the Trustee shall treat the Notes as qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section
1.1471-2(b)(2)(i);

WHEREAS, each party hereto has duly authorized the execution and delivery of this
Supplemental Indenture and has done all things necessary to make this Supplemental Indenture a valid agreement in accordance with its terms; and

WHEREAS, pursuant to Sections 9.01 and 9.06 of the Indenture, the Trustee is
authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Indenture.

(2) Agreement to Guarantee. Each of the Guaranteeing Subsidiaries hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the
Indenture, including, but not limited to, Article X thereof.

(3) No Recourse Against Others. No past, present, or future director, officer, employee, member, manager, partner, incorporator, or stockholder of the Company or any Guarantor, or any parent companies or subsidiaries of the Company and the Guarantors (other than the
Company and the Guarantors) shall have any liability for any obligations of the Company or the
Guarantors under the Notes, the Indenture, this Supplemental Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(4) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED
BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW
YORK.

(5) Counterparts. The parties hereto may sign any number of copies of this Supplemental
Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts, which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental
Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee. The Trustee accepts the amendments of the Indenture effected by this
Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee.
Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof,
(ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

(8) Successors. All agreements of each of the Guaranteeing Subsidiaries in this
Supplemental Indenture shall bind its respective Successors, except as otherwise provided in this
Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

SKIP HOP HOLDINGS, INC.

By: [signature]
Name: Michael D. Casey
Title: President

SKIP HOP, INC.

By: [signature]
Name: Michael D. Casey
Title: President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By: ______________________________
Name:
Title:

Signature Page to Second Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

SKIP HOP HOLDINGS, INC.

By: ______________________________
Name:
Title:

SKIP HOP, INC.

By: ______________________________
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By: Raymond Delli Colli
Name: Raymond Delli Colli
Title: Vice President

Signature Page to Second Supplemental Indenture